                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                       Graham Field Health Products Inc.
                   -----------------------------------------
                               (Name of Issuer)

                                     Common
                   -----------------------------------------
                         (Title of Class of Securities)

                                   384632105
                   -----------------------------------------
                                 (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 384632105                   13G                      PAGE 2 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steinberg Asset Management Company, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware


                    5    SOLE VOTING POWER

                             80,000


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                    82,000


                    8    SHARED DISPOSITIVE POWER

                                0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         82,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         .58%


12   TYPE OF REPORTING PERSON*

         IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 384632105                    13G                     PAGE 3 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steinberg Asset Management Company, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware


                    5    SOLE VOTING POWER

                             485,100


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                    811,415


                    8    SHARED DISPOSITIVE POWER

                                0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         811,451


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.71%


12   TYPE OF REPORTING PERSON*

           IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 384632105                    13G                     PAGE 4 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael A. Steinberg & Company, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware


                    5    SOLE VOTING POWER

                                0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                    23,650


                    8    SHARED DISPOSITIVE POWER

                                0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        23,650


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .17%


12   TYPE OF REPORTING PERSON*

        BD


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 384632105                    13G                     PAGE 5 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael A. Steinberg


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York

                    5    SOLE VOTING POWER

                             105,000


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                    105,000


                    8    SHARED DISPOSITIVE POWER

                                0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        105,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        .74%


12   TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G                        Page 6 of 9


Item 1.    (a).    Name of Issuer:

                     Graham-Field Health Products Inc.
                   ------------------------------------------------------------

Item 1.    (b).    Address of Issuer's Principal Executive Offices:

                     400 Rasbro Drive East   Hauppauge, NY 11788
                   ------------------------------------------------------------


Item 2.    (a).    Name of Person Filing:

                     1) Steinberg Asset Management Co., Inc.
                     2) Steinberg Asset Management Co., LP
                     3) Michael A. Steinberg & Co., Inc.
                     4) Michael A. Steinberg
                   ------------------------------------------------------------

Item 2.    (b).    Address of Principal Business Office:

                     12 East 49th Street   New York, NY 10017
                   ------------------------------------------------------------

Item 2.    (c).    Citizenship:

                     1) State of Delaware        3) State of Delaware
                     2) State of Delaware        4) State of New York
                   ------------------------------------------------------------

Item 2.    (d).    Title of Class of Securities:

                     Common
                   ------------------------------------------------------------

Item 2.    (e).    CUSIP Number:

                     384632105
                   ------------------------------------------------------------


Item 3. (a)        /xx/ Broker or Dealer registered under Section 15 of the Act.

        (e)        /xx/ Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.


Item 4.            Ownership.

           (a).    Amount Beneficially Owned

                     1,022,065
                   ------------------------------------------------------------

           (b).    Percent of Class:

                     7.19%
                   ------------------------------------------------------------

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                                  SCHEDULE 13G                      Page 7 of 9


           (c)     Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote
                            ..................................670,100
                   (ii)     shared power to vote or to direct the vote
                            ..................................none
                   (iii)    sole power to dispose or to direct the
                            disposition of..................1,022,065

                   (iv)     shared power to dispose or to direct the
                            disposition.......................none


Item 5.            Not Applicable


Item 6. No client or other person known to the Reporting Persons has an Interest that relates to 5% or more of this Security.


Item 7.            Not Applicable


Item 8.            Not Applicable


Item 9.            Not Applicable


Item 10.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                                                    Page 8 of 9


Exhibit A

Steinberg Asset Management, Inc., as general partner of Steinberg Asset Management, L.P., may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, L.P.

Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, Inc., Steinberg Asset Management, L.P. and Michael A. Steinberg & Company, Inc. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg's wife and children as well as securities held in trust for Mr. Steinberg's children of which Mr. Steinberg is trustee.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


             1/30/97
----------------------------------
Date


/s/        Steven Feld
----------------------------------
Signature


Steven Feld - Vice President
----------------------------------
Name & Title